Exhibit 99.1
RELEASE 7:00AM — JANUARY 23, 2008

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com

HUDSON CITY BANCORP, INC. REPORTS RECORD EARNINGS

QUARTERLY CASH DIVIDEND INCREASED TO $0.09 PER SHARE
Paramus, New Jersey, January 23, 2008 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today that net income for the fourth quarter of 2007 was a record-high for Hudson City at $77.5 million as compared to $69.2 million for the fourth quarter of 2006. Diluted earnings per share increased 23.1% to $0.16 for the fourth quarter of 2007 as compared to $0.13 for the fourth quarter of 2006. For the year ended December 31, 2007, net income amounted to $295.9 million as compared to $288.6 million for 2006. Diluted earnings per share was $0.58 for the year ended December 31, 2007 as compared to $0.53 for 2006. The Board of Directors declared a quarterly cash dividend of $0.09 per share. The cash dividend is payable on March 1, 2008 to stockholders of record at the close of business on February 11, 2008.
Ronald E. Hermance, Jr., Chairman, President and Chief Executive Officer, commented, “The fourth quarter of 2007 was an exciting time for our Company. We reported net income of $77.5 million or $0.16 per share — a record-high for Hudson City. We were also named the Best Managed Bank of 2007 by Forbes and we were cited as the top-performing bank in the S&P 500 with an 8.2% increase in the price of our stock during 2007. We are especially pleased that we were able to generate these returns for our stockholders in a quarter that was challenging for the financial services industry. The weakening housing market and sub-prime mortgage crisis continues to affect the industry, but because we never offered sub-prime loans and other exotic loan products, our earnings have not been significantly affected by credit losses. In addition, our investment portfolio includes only Government-sponsored agency bonds and Government-sponsored agency mortgage-backed securities. While our non-performing assets have increased and housing market conditions have deteriorated during 2007, we have not experienced significant charge-offs. This is because we require that borrowers have significant equity in the underlying property which provides protection to both us and our borrowers in challenging economic times.”
Mr. Hermance continued, “The Federal Reserve lowered the target Federal funds rate to 4.25% during the fourth quarter and the Treasury yield curve steepened. However, competitive pricing pressures slowed the lowering of deposit costs and, as a result, our margin decreased slightly to 1.64% from 1.65% from the linked quarter. Despite the slight margin compression, we were able to grow net interest income 5.3% over the linked quarter and 14.8% over the 2006 quarter as a result of our growth initiatives. We grew the loan portfolio 27% in 2007 to $24.20 billion and grew deposits by 13% to $15.15 billion. We were able to achieve this growth because of our strong capital and liquidity positions while many of our competitors were scaling back loan production. As expected, the Federal Reserve continued to lower short-term interest rates in January and it is widely anticipated that further reductions will occur during 2008. We believe that these interest rate reductions will cause deposit pricing competition to rationalize which should result in higher margins and profit growth. However, even if the Federal Reserve does not lower interest rates, we believe that we are uniquely positioned to grow earnings in 2008. Our growth strategy, our liquidity and capital positions and our industry-leading efficiency ratio allows us to increase net interest income even in a static interest rate environment. As part of our growth strategy, we plan to open 8 new branches in 2008 and continue developing our newer markets in

Connecticut and New York. While we have operated in Fairfield County, Connecticut for only 18 months, loan production from this market is second only to Bergen County, New Jersey where our headquarters is located. As always, we appreciate the confidence and loyalty of our stockholders and customers and we look forward to 2008 with great excitement.”
Financial highlights for the fourth quarter of 2007 are as follows:
•	Basic and diluted earnings per common share were both $0.16 for the fourth quarter of 2007 as compared to $0.13 for the fourth quarter of 2006. Basic and diluted earnings per common share were $0.59 and $0.58, respectively for 2007 and $0.54 and $0.53, respectively, for 2006.

•	The Board of Directors declared a quarterly cash dividend of $0.09 per common share payable on March 1, 2008 to stockholders of record at the close of business on February 11, 2008.

•	Net income amounted to $77.5 million for the fourth quarter of 2007, as compared to $69.2 million for the fourth quarter of 2006. For the year ended December 31, 2007, net income amounted to $295.9 million as compared to $288.6 million for 2006.

•	Net interest income increased 14.8% to $170.9 million for the fourth quarter of 2007 and 5.5% to $647.2 million for the year ended December 31, 2007.

•	Our annualized return on average stockholders’ equity and annualized return on average assets for the fourth quarter of 2007 were 6.73% and 0.72%, respectively. Our return on average stockholders’ equity and return on average assets for the year ended December 31, 2007 were 6.23% and 0.74%, respectively.

•	Our net interest rate spread and net interest margin were 1.16% and 1.64%, respectively, for the fourth quarter of 2007 and 1.11% and 1.65%, respectively, for the year ended December 31, 2007.

•	Our efficiency ratio was 25.9% for the fourth quarter of 2007 and 25.7% for the year ended December 31, 2007.

•	Net loans increased $5.13 billion to $24.20 billion at December 31, 2007 from $19.07 billion at December 31, 2006.

•	Deposits increased $1.73 billion to $15.15 billion at December 31, 2007 from $13.42 billion at December 31, 2006.

•	Borrowed funds increased $7.17 billion to $24.14 billion at December 31, 2007 from $16.97 billion at December 31, 2006.

•	We repurchased 40,578,954 shares of our common stock during 2007 at a total cost of $550.2 million.

•	The Board of Directors established April 22, 2008 as the date for the Annual Meeting of Stockholders. The voting record date will be March 3, 2008.

Statement of Financial Condition Summary
Total assets increased $8.91 billion, or 25.1%, to $44.42 billion at December 31, 2007 from $35.51 billion at December 31, 2006. The increase in total assets reflected a $5.13 billion increase in loans and a $5.24 billion increase in total mortgage-backed securities.
The increase in loans reflected our continued loan purchase activity as well as our focus on the origination of one- to four-family first mortgage loans in New Jersey, New York and Connecticut. During 2007, we purchased $3.97 billion of loans and originated $3.35 billion of loans, compared to purchases of $2.71 billion and originations of $2.31 billion in 2006. The purchase of mortgage loans during 2007 allowed us to continue to grow and geographically diversify our mortgage loan portfolio at a relatively low overhead cost while maintaining our traditional thrift business model.
The $5.24 billion increase in total mortgage-backed securities reflected purchases of approximately $7.09 billion, substantially all of which were variable-rate instruments.
Total liabilities increased $9.23 billion, or 30.2%, to $39.81 billion at December 31, 2007 from $30.58 billion at December 31, 2006. The increase in total liabilities primarily reflected a $7.17 billion increase in borrowed funds and a $1.73 billion increase in deposits. The increase in borrowed funds was the result of $10.73 billion of new borrowings at a weighted-average rate of 4.22%, partially offset by repayments of $3.56 billion with a weighted average rate of 3.57%. The new borrowings have final maturities of ten years and initial reprice dates ranging from one to five years. The increase in total deposits reflected a $1.64 billion increase in our time deposits and a $656.5 million increase in our money market checking accounts. These increases were partially offset by a $575.2 million decrease in our interest-bearing transaction accounts and savings accounts, due primarily to customers shifting deposits to short-term time deposits.
Total stockholders’ equity decreased $318.9 million to $4.61 billion at December 31, 2007 from $4.93 billion at December 31, 2006. The decrease was primarily due to repurchases of 40,578,954 shares of our outstanding common stock at an aggregate cost of $550.2 million and cash dividends paid to common stockholders of $165.4 million. These decreases to stockholders’ equity were partially offset by net income of $295.9 million for the year ended December 31, 2007 and a $66.2 million increase in accumulated other comprehensive income. At December 31, 2007, our stockholders’ equity to asset ratio was 10.38% and our tangible book value per share was $9.22.
The accumulated other comprehensive income of $16.6 million at December 31, 2007 includes a $19.6 million after-tax net unrealized gain on securities available for sale ($33.2 million pre-tax). We invest primarily in mortgage-backed securities issued by Ginnie Mae, Fannie Mae and Freddie Mac, as well as U.S. Government and Agency securities. The Company does not purchase unrated or private label mortgage-backed securities or other higher risk securities such as those backed by sub-prime loans. The accumulated other comprehensive income of $16.6 million at December 31, 2007 represented an improvement from the accumulated other comprehensive loss of $49.6 million at December 31, 2006 reflecting an net unrealized gain on securities available for sale as compared to a net unrealized loss at December 31, 2006 as a result of lower market interest rates.

Statement of Income Summary
Net interest income increased $22.1 million, or 14.9%, to $170.9 million for the fourth quarter of 2007 as compared to $148.8 million for the fourth quarter of 2006. Net interest income increased $34.0 million, or 5.5%, to $647.2 million for the year ended December 31, 2007 compared to $613.2 million for the corresponding period in 2006. During the fourth quarter of 2007, our net interest rate spread was 1.16%, unchanged from the same quarter in 2006. Our net interest margin decreased 14 basis points to 1.64% as compared to the fourth quarter of 2006. During 2007, our net interest rate spread decreased 20 basis points to 1.11% and our net interest margin decreased 31 basis points to 1.65% as compared to 2006.
The Federal Open Market Committee of the Federal Reserve Bank (“FOMC”) decreased the overnight lending rate by an additional 50 basis points to 4.25% during the fourth quarter. As a result, short-term market interest rates continued to decrease. Longer-term market interest rates also decreased during the fourth quarter of 2007, but at a slower pace than the short-term interest rates and, as a result, the yield curve steepened. However, competitive pricing pressures prevented us from lowering our deposit costs to the same extent as the decreases in the yield curve. As a result, our net interest rate spread and net interest margin were substantially unchanged from the linked quarter.
Total interest and dividend income for the three months ended December 31, 2007 increased $139.2 million, or 31.0%, to $588.2 million as compared to $449.0 million for the three months ended December 31, 2006. The increase in total interest and dividend income was primarily due to an $8.63 billion, or 25.4%, increase in the average balance of total interest-earning assets to $42.57 billion for the fourth quarter of 2007 as compared to $33.94 billion for the fourth quarter of 2006. The increase in interest and dividend income was also partially due to an increase of 24 basis points in the annualized weighted-average yield on total interest-earning assets to 5.53% for the three month period ended December 31, 2007 from 5.29% for the comparable period in 2006.
Total interest and dividend income for the year ended December 31, 2007 increased $512.7 million, or 31.8%, to $2.13 billion as compared to $1.61 billion for the year ended December 31, 2006. The increase in total interest and dividend income was primarily due to a $7.99 billion, or 25.6%, increase in the average balance of total interest-earning assets to $39.22 billion for the year ended December 31, 2007 as compared to $31.23 billion for 2006. The increase in interest and dividend income was also partially due to an increase of 25 basis points in the annualized weighted-average yield on total interest-earning assets to 5.42% for the year ended December 31, 2007 from 5.17% for 2006.
Interest and fees on mortgage loans increased $78.6 million to $332.1 million for the fourth quarter of 2007 as compared to $253.5 million for the same period in 2006 primarily due to a $5.06 billion increase in the average balance of first mortgage loans, which reflected our continued emphasis on the growth of our mortgage loan portfolio. The increase in mortgage loan income was also due to a 13 basis point increase in the weighted-average yield to 5.74%.
For the year ended December 31, 2007, interest and fees on mortgage loans increased $272.9 million to $1.21 billion as compared to $932.6 million for the year ended December 31, 2006 primarily due to a $4.52 billion increase in the average balance of first mortgage loans. The increase in interest income on mortgage loans was also due to a 9 basis point increase in the weighted-average yield to 5.68%, reflecting the origination and purchase of mortgage loans during the period of rising interest rates during the first half of 2007.
Interest on mortgage-backed securities increased $66.4 million to $176.6 million for the fourth quarter of 2007 as compared to $110.2 million for the fourth quarter of 2006. This increase was due primarily to a

$4.43 billion increase in the average balance of mortgage-backed securities during the fourth quarter of 2007 as compared to the fourth quarter of 2006, and a 34 basis point increase in the weighted-average yield to 5.30%.
Interest on mortgage-backed securities increased $205.9 million to $587.9 million for the year ended December 31, 2007 as compared to $382.0 million for the year ended December 31, 2006. This increase was due primarily to a $3.37 billion increase in the average balance of mortgage-backed securities during 2007 as compared to 2006, and a 40 basis point increase in the weighted-average yield to 5.16%.
The increases in the average balances of mortgage-backed securities were due to purchases of variable-rate mortgage-backed securities as part of our interest rate risk management strategy. Since our primary lending activities are the origination and purchase of fixed rate mortgage loans, the purchase of variable-rate mortgage-backed securities provides us with an asset that reduces our exposure to interest rate fluctuations while providing a source of cash flow from monthly principal and interest payments. The increase in the weighted average yields on mortgage-backed securities is a result of the purchase of new securities at higher rates than the existing portfolio as well as the repricing of securities in the existing portfolio.
Total interest expense for the three months ended December 31, 2007 increased $117.2 million, or 39.1%, to $417.3 million as compared to $300.1 million for the three months ended December 31, 2006. This increase was primarily due to a $9.04 billion, or 31.3%, increase in the average balance of total interest-bearing liabilities to $37.88 billion for the quarter ended December 31, 2007 compared with $28.84 billion for the fourth quarter of 2006. This increase in interest-bearing liabilities was primarily used to fund asset growth. The increase in total interest expense was also due to a 24 basis point increase in the weighted-average cost of total interest-bearing liabilities to 4.37% for the quarter ended December 31, 2007 compared with 4.13% for the quarter ended December 31, 2006.
Total interest expense for the year ended December 31, 2007 increased $478.7 million, or 47.9%, to $1.48 billion as compared to $1.00 billion for the year ended December 31, 2006. This increase was primarily due to an $8.43 billion, or 32.5%, increase in the average balance of total interest-bearing liabilities to $34.36 billion for the year ended December 31, 2007 compared with $25.93 billion for 2006. The increase in total interest expense was also due to a 45 basis point increase in the weighted-average cost of total interest-bearing liabilities to 4.31% for the year ended December 31, 2007 compared with 3.86% for the year ended December 31, 2006.
The increase in the average cost of interest-bearing liabilities for the three- and twelve-month periods in 2007 reflected a very competitive environment for deposits and a shift within our deposits to higher costing short-term time deposits as well as the growth and re-pricing of our interest-bearing liabilities during the higher short-term interest rate environment experienced during the second half of 2006 and first half of 2007.
Interest expense on deposits increased $31.1 million to $163.5 million for the fourth quarter of 2007 as compared to $132.4 million for the fourth quarter of 2006. This increase is due primarily to a $1.81 billion increase in the average balance of interest-bearing deposits to $14.44 billion during the fourth quarter of 2007 quarter as compared to $12.63 billion for the comparable period in 2006. In addition, the average cost of interest-bearing deposits increased 33 basis points to 4.49% for the 2007 quarter as compared to 4.16% for the 2006 quarter.
For the year ended December 31, 2007, interest expense on deposits increased $170.8 million to $606.9 million as compared to $436.1 million for the year ended December 31, 2006. This increase is due primarily to a $2.12 billion increase in the average balance of interest-bearing deposits to $13.76 billion during 2007 as compared to $11.64 billion for 2006. In addition, the average cost of interest-bearing deposits increased 66 basis points to 4.41% for the year ended December 31, 2007 as compared to 3.75% for 2006.
The increases in the average balance of interest-bearing deposits reflects our growth strategy and includes deposits from the 29 branches added to our branch network during 2006 and 2007, as well as deposit growth in existing branches. The increase in the average cost of deposits for the three- and twelve-month periods reflected a very competitive environment for deposits and the shift within our deposits to higher costing short-term time deposits.
Interest expense on borrowed funds increased $86.1 million to $253.8 million for the fourth quarter of 2007 as compared to $167.7 million for the fourth quarter of 2006 primarily due to a $7.23 billion increase in the average balance of borrowed funds and a 20 basis point increase in the weighted-average cost of borrowed funds to 4.30%.
Interest expense on borrowed funds increased $307.9 million to $873.4 million for the year ended December 31, 2007 as compared to $565.5 million for the year ended December 31, 2006 primarily due to a $6.3 billion increase in the average balance of borrowed funds and a 28 basis point increase in the weighted-average cost of borrowed funds to 4.24%.
Borrowed funds were primarily used to fund the growth in interest-earning assets. The increase in the average cost of borrowed funds reflected new borrowings with higher interest rates than existing borrowings and borrowings that were called.
The provision for loan losses amounted to $2.0 million for the quarter ended December 31, 2007 (none for the quarter ended December 31, 2006) and $4.8 million for the year ended December 31, 2007 (none for the comparable period in 2006). The increase in the provision for loan losses was due primarily to an increase in non-performing loans and also to the growth in the loan portfolio. Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $79.4 million at December 31, 2007 and $30.0 million at December 31, 2006. The ratio of non-performing loans to total loans was 0.33% at December 31, 2007 compared with 0.16% at December 31, 2006. The allowance for loan losses amounted to $34.7 million and $30.6 million at December 31, 2007 and December 31, 2006 respectively. The allowance for loan losses as a percent of total loans and non-performing loans was 0.14% and 43.8%, respectively at December 31, 2007 as compared to 0.16% and 102.09%, respectively at December 31, 2006. We recorded net charge-offs of $684,000 for the year ended December 31, 2007 as compared to net charge-offs of $76,000 for 2006. The increase in charge-offs was related to non-performing residential mortgage loans for which appraised values indicated declines in the value of the underlying collateral.
Total non-interest income was $1.9 million for the fourth quarter of both 2007 and 2006. Total non-interest income for the year ended December 31, 2007 was $7.3 million compared with $6.3 million for 2006.
Total non-interest expense increased $3.2 million, or 7.7%, to $44.8 million for the three months ended December 31, 2007 from $41.6 million for the three months ended December 31, 2006. The increase is primarily due to a $3.4 million increase in compensation and benefits expense. Total non-interest expense for the year ended December 31, 2007 was $167.9 million compared with $159.0 million for 2006. The increase is primarily due to a $4.6 million increase in net occupancy expense and a $3.2 million increase in compensation expense. The increase in net occupancy expense and compensation expense is primarily the result of our branch expansion, including the addition of 14 branches from the Sound Federal acquisition in July 2006 as well as growth in the existing franchise.
Our efficiency ratio was 25.92% for the three months ended December 31, 2007 as compared to 27.58% for the three months ended December 31, 2006. Our ratio of non-interest expense to average total assets for the fourth quarter of 2007 was 0.41% as compared to 0.48% for the fourth quarter of 2006. Our efficiency ratio was 25.66% for each of the years ended December 31, 2007 and 2006. Our ratio of non-interest expense to average total assets for the year ended December 31, 2007 was 0.42% compared with 0.50% for 2006.
Income tax expense amounted to $48.4 million for the three months ended December 31, 2007 compared with $40.0 million for the corresponding period in 2006. Our effective tax rate for the three months ended December 31, 2007 was 38.46% compared with 36.60% for the corresponding period in 2006. Income tax expense for the year ended December 31, 2007 was $185.9 million compared with $172.0 million for 2006. Our effective tax rate for the year ended December 31, 2007 was 38.59% compared with 37.34% for the year ended December 31, 2006. The increase in the effective tax rate was due primarily to a change in the New Jersey tax code that eliminated the dividends received deduction for dividends paid by our real estate investment trust subsidiary to its parent company.
Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is ranked in the top fifty U.S. financial institutions by asset size and is the largest thrift institution headquartered in New Jersey. Hudson City Savings currently operates a total of 119 branch offices in the New York metropolitan area.
Forward-Looking Statements
This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp. Any or all of the forward-looking statements in this release and in any other public statements made by Hudson City Bancorp may turn out to be wrong. They can be affected by inaccurate assumptions Hudson City Bancorp might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Hudson City Bancorp does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.
TABLES FOLLOW
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Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	December 31,	December 31,
	2007	2006
(In thousands except share and per share amounts)	(unaudited)
Assets:
Cash and due from banks	$111,245	$125,630
Federal funds sold	106,299	56,616

Total cash and cash equivalents	217,544	182,246
Securities available for sale:
Mortgage-backed securities	5,005,409	2,404,421
Investment securities	2,765,491	4,379,615
Securities held to maturity:
Mortgage-backed securities	9,565,526	6,925,210
Investment securities	1,408,501	1,533,969

Total securities	18,744,927	15,243,215
Loans	24,192,281	19,083,617
Deferred loan costs	40,598	16,159
Allowance for loan losses	(34,741)	(30,625)

Net loans	24,198,138	19,069,151
Federal Home Loan Bank of New York stock	695,351	445,006
Foreclosed real estate, net	4,055	3,161
Accrued interest receivable	245,113	194,229
Banking premises and equipment, net	75,094	73,929
Goodwill	152,109	150,831
Other assets	91,640	144,813

Total Assets	$44,423,971	$35,506,581

Liabilities and Stockholders’ Equity:
Deposits:
Interest-bearing	$14,635,412	$12,917,286
Noninterest-bearing	517,970	498,301

Total deposits	15,153,382	13,415,587
Repurchase agreements	12,016,000	8,923,000
Federal Home Loan Bank of New York advances	12,125,000	8,050,000

Total borrowed funds	24,141,000	16,973,000
Due to brokers	281,853	—
Accrued expenses and other liabilities	236,429	187,738

Total liabilities	39,812,664	30,576,325

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 518,569,602 and 557,787,921 shares outstanding at December 31, 2007 and 2006, respectively	7,415	7,415
Additional paid-in capital	4,578,578	4,553,614
Retained earnings	2,002,049	1,877,840
Treasury stock, at cost; 222,896,953 and 183,678,634 shares at December 31, 2007 and 2006, respectively	(1,771,106)	(1,230,793)
Unallocated common stock held by the employee stock ownership plan	(222,251)	(228,257)
Accumulated other comprehensive income (loss), net of tax	16,622	(49,563)

Total stockholders’ equity	4,611,307	4,930,256

Total Liabilities and Stockholders’ Equity	$44,423,971	$35,506,581

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
	(In thousands, except per share data)
Interest and Dividend Income:
First mortgage loans	$332,064	$253,501	$1,205,461	$932,550
Consumer and other loans	7,170	6,876	28,247	19,698
Mortgage-backed securities held to maturity	128,116	80,383	457,720	262,417
Mortgage-backed securities available for sale	48,469	29,790	130,185	119,578
Investment securities held to maturity	18,335	18,656	74,198	74,592
Investment securities available for sale	37,332	50,628	179,909	181,259
Dividends on Federal Home Loan Bank of New York stock	12,657	6,150	39,492	16,507
Federal funds sold	4,018	2,986	12,293	8,242

Total interest and dividend income	588,161	448,970	2,127,505	1,614,843

Interest Expense:
Deposits	163,486	132,430	606,936	436,096
Borrowed funds	253,820	167,703	873,386	565,514

Total interest expense	417,306	300,133	1,480,322	1,001,610

Net interest income	170,855	148,837	647,183	613,233
Provision for Loan Losses	2,000	—	4,800	—

Net interest income after provision for loan losses	168,855	148,837	642,383	613,233

Non-Interest Income:
Service charges and other income	1,845	1,903	7,267	6,287
Gains on securities transactions, net	6	—	6	4

Total non-interest income	1,851	1,903	7,273	6,291

Non-Interest Expense:
Compensation and employee benefits	28,516	25,067	106,630	103,443
Net occupancy expense	7,592	7,386	29,589	25,015
Federal deposit insurance assessment	408	438	1,701	1,695
Computer and related services	591	734	2,605	2,812
Other expense	7,654	7,942	27,388	25,990

Total non-interest expense	44,761	41,567	167,913	158,955

Income before income tax expense	125,945	109,173	481,743	460,569
Income Tax Expense	48,437	39,961	185,885	171,990

Net income	$77,508	$69,212	$295,858	$288,579

Basic Earnings Per Share	$0.16	$0.13	$0.59	$0.54

Diluted Earnings Per Share	$0.16	$0.13	$0.58	$0.53

Weighted Average Number of Common Shares Outstanding:
Basic	484,247,113	525,402,246	499,607,828	536,214,778
Diluted	495,337,581	535,514,559	509,927,433	546,790,604

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended December 31,
	2007				2006
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$23,125,486	$332,064	5.74%		$18,066,112	$253,501	5.61%
Consumer and other loans	437,095	7,170	6.56		418,754	6,876	6.57
Federal funds sold	342,690	4,018	4.65		224,945	2,986	5.27
Mortgage-backed securities at amortized cost	13,324,671	176,585	5.30		8,887,791	110,173	4.96
Federal Home Loan Bank stock	671,921	12,657	7.53		423,484	6,150	5.81
Investment securities, at amortized cost	4,672,616	55,667	4.77		5,915,679	69,284	4.68

Total interest-earning assets	42,574,479	588,161	5.53		33,936,765	448,970	5.29

Noninterest-earnings assets	669,677				579,248

Total Assets	$43,244,156				$34,516,013

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$739,820	1,405	0.75		$811,329	2,025	0.99
Interest-bearing transaction accounts	1,600,935	13,587	3.37		2,174,634	17,841	3.25
Money market accounts	1,468,580	15,744	4.25		877,976	7,627	3.45
Time deposits	10,635,653	132,750	4.95		8,763,673	104,937	4.75

Total interest-bearing deposits	14,444,988	163,486	4.49		12,627,612	132,430	4.16

Repurchase agreements	11,831,217	128,347	4.30		8,589,848	86,186	3.98
Federal Home Loan Bank of New York advances	11,604,348	125,473	4.29		7,619,760	81,517	4.24

Total borrowed funds	23,435,565	253,820	4.30		16,209,608	167,703	4.10

Total interest-bearing liabilities	37,880,553	417,306	4.37		28,837,220	300,133	4.13

Noninterest-bearing liabilities:
Noninterest-bearing deposits	509,005				484,074
Other noninterest-bearing liabilities	245,548				205,001

Total noninterest-bearing liabilities	754,553				689,075

Total liabilities	38,635,106				29,526,295
Stockholders’ equity	4,609,050				4,989,718

Total Liabilities and Stockholders’ Equity	$43,244,156				$34,516,013

Net interest income/net interest rate spread (2)		$170,855	1.16%			$148,837	1.16%

Net interest-earning assets/net interest margin (3)	$4,693,926		1.64%		$5,099,545		1.78%

Ratio of interest-earning assets to interest-bearing liabilities			1.12	x			1.18	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Years Ended December 31,
		2007					2006
				Average					Average
	Average			Yield/		Average			Yield/
	Balance	Interest		Cost		Balance	Interest		Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$21,208,167		$1,205,461	5.68%		$16,685,920		$932,550	5.59%
Consumer and other loans	431,491		28,247	6.55		316,844		19,698	6.22
Federal funds sold	248,201		12,293	4.95		165,380		8,242	4.98
Mortgage-backed securities at amortized cost	11,391,487		587,905	5.16		8,022,309		381,995	4.76
Federal Home Loan Bank stock	586,021		39,492	6.74		345,870		16,507	4.77
Investment securities, at amortized cost	5,358,155		254,107	4.74		5,697,565		255,851	4.49

Total interest-earning assets	39,223,522		2,127,505	5.42		31,233,888		1,614,843	5.17

Noninterest-earnings assets	621,860					414,084

Total Assets	$39,845,382					$31,647,972

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$775,802		6,330	0.82		$796,410		7,851	0.99
Interest-bearing transaction accounts	1,806,203		60,641	3.36		2,734,787		90,936	3.33
Money market accounts	1,176,185		47,172	4.01		688,311		20,670	3.00
Time deposits	10,005,377		492,793	4.93		7,417,812		316,639	4.27

Total interest-bearing deposits	13,763,567		606,936	4.41		11,637,320		436,096	3.75

Repurchase agreements	10,305,216		432,852	4.20		8,313,321		316,444	3.81
Federal Home Loan Bank of New York advances	10,286,869		440,534	4.28		5,977,115		249,070	4.17

Total borrowed funds	20,592,085		873,386	4.24		14,290,436		565,514	3.96

Total interest-bearing liabilities	34,355,652		1,480,322	4.31		25,927,756		1,001,610	3.86

Noninterest-bearing liabilities:
Noninterest-bearing deposits	514,685					462,022
Other noninterest-bearing liabilities	222,760					195,845

Total noninterest-bearing liabilities	737,445					657,867

Total liabilities	35,093,097					26,585,623
Stockholders’ equity	4,752,285					5,062,349

Total Liabilities and Stockholders’ Equity	$39,845,382					$31,647,972

Net interest income/net interest rate spread (2)			$647,183	1.11%				$613,233	1.31%

Net interest-earning assets/net interest margin (3)	$4,867,870			1.65%		$5,306,132			1.96%

Ratio of interest-earning assets to interest-bearing liabilities				1.14	x				1.20	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the weighted average cost of total interest-bearing liabilities from the weighted average yield on total interest-earning assets.

(3)	Determined by dividing net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Other Financial Data
(Unaudited)

	At or for the Quarter Ended
	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007	March 31, 2007	Dec. 31, 2006
	(Dollars in thousands, except per share data)
Net interest income	$170,855	$162,216	$157,658	$156,454	$148,837
Provision for loan losses	2,000	2,000	500	300	—
Non-interest income	1,851	2,049	1,823	1,550	1,903
Non-interest expense:
Compensation and employee benefits	28,516	26,554	25,812	25,748	25,067
Net occupancy expense	7,592	7,718	7,070	7,209	7,386
Other non-interest expense	8,653	6,916	7,985	8,140	9,114

Total non-interest expense	44,761	41,188	40,867	41,097	41,567

Income before income tax expense	125,945	121,077	118,114	116,607	109,173
Income tax expense	48,437	46,634	45,450	45,364	39,961

Net income	$77,508	$74,443	$72,664	$71,243	$69,212

Total assets	$44,423,971	$42,316,794	$39,691,435	$37,465,150	$35,506,581
Loans, net	24,198,138	23,031,415	21,888,126	20,254,880	19,069,151
Mortgage-backed securities
Available for sale	5,005,409	2,683,594	2,071,133	2,273,874	2,404,421
Held to maturity	9,565,526	9,837,898	9,028,614	8,086,955	6,925,210
Other securities
Available for sale	2,765,491	3,663,715	3,782,151	4,117,442	4,379,615
Held to maturity	1,408,501	1,533,982	1,533,978	1,533,978	1,533,969
Deposits	15,153,382	14,625,726	14,190,510	13,914,315	13,415,587
Borrowings	24,141,000	22,891,000	20,666,000	18,516,000	16,973,000
Stockholders’ equity	4,611,307	4,589,510	4,653,147	4,831,052	4,930,256

Performance Data:
Return on average assets (1)	0.72%	0.73%	0.75%	0.78%	0.80%
Return on average equity (1)	6.73%	6.41%	6.06%	5.80%	5.55%
Net interest rate spread (1)	1.16%	1.14%	1.10%	1.10%	1.16%
Net interest margin (1)	1.64%	1.65%	1.65%	1.70%	1.78%
Non-interest expense to average assets	0.41%	0.40%	0.42%	0.45%	0.48%
Efficiency ratio (2)	25.92%	25.07%	25.62%	26.01%	27.58%
Dividend payout ratio	53.13%	56.67%	57.14%	57.14%	57.69%
Per Common Share Data:
Basic earnings per common share	$0.16	$0.15	$0.14	$0.14	$0.13
Diluted earnings per common share	$0.16	$0.15	$0.14	$0.13	$0.13
Book value per share (3)	$9.55	$9.44	$9.39	$9.47	$9.45
Tangible book value per share (3)	$9.22	$9.10	$9.06	$9.15	$9.13
Dividends per share	$0.085	$0.085	$0.080	$0.080	$0.075

Capital Ratios:
Equity to total assets (consolidated)	10.38%	10.85%	11.72%	12.89%	13.89%
Tier 1 leverage capital (Bank)	9.22%	9.59%	10.18%	10.75%	11.30%
Total risk-based capital	24.91%	25.99%	27.50%	28.93%	30.99%

Other Data:
Full-time equivalent employees	1,307	1,321	1,298	1,272	1,272
Number of branch offices	119	118	115	111	111

Asset Quality Data:
Total non-performing loans	$79,402	$58,792	$38,452	$34,205	$29,998
Total non-performing assets	$83,457	$62,197	$42,151	$36,830	$33,159
Non-performing loans to total loans	0.33%	0.26%	0.18%	0.17%	0.16%
Non-performing assets to total assets	0.19%	0.15%	0.11%	0.10%	0.09%
Allowance for loan losses to non-performing loans	43.75%	55.87%	81.81%	90.61%	102.09%
Allowance for loan losses to total loans	0.14%	0.14%	0.14%	0.15%	0.16%

(1)	Ratios are annualized.

(2)	Computed by dividing non-interest expense by the sum of net interest income and non-interest income.

(3)	Computed based on total common shares issued, less treasury shares, unallocated ESOP shares, unvested stock awards and shares held in trust. Tangible book value excludes goodwill and other intangible assets.

Hudson City Bancorp, Inc. and Subsidiary
Book Value Calculations

December 31,
(In thousands, except share and per share amounts)	2007
Stockholders’ equity	$4,611,307
Goodwill and other intangible assets	(162,333)

Tangible stockholders’ equity	$4,448,974

Book Value Share Computation:
Issued	741,466,555
Treasury shares	(222,896,953)

Shares outstanding	518,569,602
Unallocated ESOP shares	(35,600,831)
Unvested RRP shares	(255,984)
Shares in trust	(41,397)

Book value shares	482,671,390

Book value per share	$9.55

Tangible book value per share	$9.22

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